Exhibit 10.6

AMERIGROUP CORPORATION

SEVERANCE PLAN

Effective July 30, 2008

TABLE OF CONTENTS

Page

INTRODUCTION		1
ARTICLE IDEFINITIONS		2
1.01.	Administrator	2
1.02.	Agreement and Release	2
1.03.	Base Pay	2
1.04.	Board	2
1.05.	Change in Control Benefits Policy	2
1.06.	Code	2
1.07.	Committee	2
1.08.	Company	2
1.09.	Compensation Committee	2
1.10.	Effective Date	3
1.11.	Eligible Employee	3
1.12.	Employee	3
1.13.	ERISA	3
1.14.	Fiduciary	3
1.15.	Named Fiduciary	3
1.16.	Participant	3
1.17.	Plan	3
1.18.	Plan Year	4
1.19.	Separation Date	4
1.20.	Subsidiary	4
1.21.	Year of Service	4
ARTICLE IIPARTICIPATION		4
2.01.	Participation Requirements	4
2.02.	Determination of Eligibility for Participation	5
ARTICLE IIIBENEFITS		5
3.01.	Severance Pay	5
3.02.	Other Benefits	6
ARTICLE IVAMENDMENT AND TERMINATION		6
4.01.	Amendment	6
4.02.	Termination	6
ARTICLE VADMINISTRATION		7
5.01.	Named Fiduciaries, Allocation of Responsibility	7
5.02.	Administrator Powers and Duties	7
5.03.	Records and Reports	8
5.04.	Payment of Expenses	8
5.05.	Limitation of Liability	8
5.06.	Claims	9
5.07.	Fiduciary Discretion	11
ARTICLE VIGENERAL PROVISIONS		11
6.01.	Construction	11
6.02.	Governing Law	11
6.03.	Plan Creates No Separate Rights	11
6.04.	Mistake-of-Fact Contributions	12
6.05.	Non-Alienation of Benefits	12
6.06.	Action by Company	12

INTRODUCTION

The AMERIGROUP Corporation Severance Plan (the Plan) was established, effective July 30, 2008, by AMERIGROUP Corporation in order to assist Eligible Employees upon termination of employment from the Company in certain circumstances. The Plan provides severance benefits to Eligible Employees who become Participants.

The Plan is intended to be a “welfare plan,” but not a “pension plan,” as defined in ERISA sections 3(1) and 3(2), respectively. The Plan must be interpreted and administered in a manner that is consistent with that intent.

ARTICLE I

DEFINITIONS

1.01.	Administrator
Administrator means the Committee.
1.02.	Agreement and Release

Agreement and Release means the form required by the Administrator that must be executed by a Participant in accordance with Plan section 2.01 to be eligible for benefits under the Plan.

1.03. Base Pay

Base Pay means a Participant’s regular base salary as in effect on his Separation Date, excluding commissions and bonuses.

1.04.	Board
Board means the Company’s board of directors or other governing body.
1.05.	Change in Control Benefits Policy

Change in Control Benefits Policy means the Company’s Change in Control Benefits Policy, originally effective February 12, 2007, as amended and restated July 30, 2008 and November 6, 2008, and as subsequently amended from time to time.

1.06.	Code
Code means the Internal Revenue Code of 1986, as amended at any relevant time.
1.07.	Committee

Committee means the Company’s Benefit Appeals Committee.
1.08.	Company

Company means AMERIGROUP Corporation, a Delaware corporation, its successor and its Subsidiaries.

1.09	Compensation Committee
Compensation Committee means the Compensation Committee of the Board.
1.10.	Effective Date

Effective Date means July 30, 2008.
1.11.	Eligible Employee

Eligible Employee means all full-time and part-time benefits eligible Employees (determined in accordance with the Company’s established payroll accounting and personnel policies), provided, however, that an Employee with an individual employment agreement between the Employee and the Company is not an Eligible Employee.

1.12. Employee

Employee means an individual who renders personal services to the Company and who is subject to the control of the Company. An individual who is in an employer-employee relationship with a Company as determined for Federal Insurance Contribution Act purposes and Federal Employment Tax purposes, including Code section 3401(c), automatically satisfies the preceding sentence’s requirements for determinations of whether that individual renders personal services and is subject to the control of a Company. Individuals designated by the Company as independent contractors are not Employees for purposes of the Plan.

1.13. ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended at any relevant time.

1.14. Fiduciary

Fiduciary means a fiduciary, as defined in ERISA section 3(21)(A).

1.15. Named Fiduciary

Named Fiduciary means a named fiduciary, as defined in ERISA section 402(a)(2).

1.16. Participant

Participant means an Eligible Employee who has satisfied the participation requirements provided in Plan article II.

1.17. Plan

Plan means the AMERIGROUP Corporation Severance Plan as amended from time to time.

1.18. Plan Year

Plan Year means the twelve-month period beginning each January 1 and ending each December 31. For the period beginning July 30, 2008, Plan Year means the period from July 30, 2008, through December 31, 2008.

1.19. Separation Date

Separation Date means the date that an Eligible Employee’s employment with the Company terminates.

1.20. Subsidiary

Subsidiary means any corporation, partnership, limited liability company or other entity (other than the Company) in an unbroken chain of corporations, partnerships, limited liability companies or other entities beginning with the Company, if each such entity (other than the last entity) in the unbroken chain owns securities possessing 50% or more of the total combined voting power of all classes of securities in one of the other entities in the chain.

1.21. Year of Service

Year of Service means each completed twelve consecutive month period commencing on the Participant’s date of employment. No fractional or partial Years of Service shall be credited under the Plan.

ARTICLE II

PARTICIPATION

2.01. Participation Requirements

(a) Subject to subsections (b), (c) and (d) below, an Eligible Employee becomes a Participant if his or her employment with the Company is terminated after the Effective Date for reasons other than for cause (as determined by the Administrator in its sole and absolute discretion) or death.

(b) An Eligible Employee’s entitlement to benefits under the Plan is subject to the execution of an Agreement and Release in the time and manner specified by the Administrator.

(c) If an Eligible Employee’s employment is terminated during the Protected Period (as defined below) following a Change in Control (as defined below), and such termination would entitle the Eligible Employee to receive Severance Payments (as defined below) under the Change in Control Benefit Policy, then the Eligible Employee shall not be eligible to participate and receive benefits under the Plan. For purposes of this Plan section 2.01(c), the terms “Change in Control”, “Protected Period” and “Severance Payments” shall have meaning ascribed to them in the Change in Control Benefits Policy.

(d) An Eligible Employee whose position with the Company was selected for elimination prior to the Effective Date is not entitled to benefits under the Plan, even if such Eligible Employee remained employed for a period of time after the Effective Date or was not notified of the elimination of such Eligible Employee’s position until after the Effective Date.

2.02. Determination of Eligibility for Participation

(a) The Administrator must determine each person’s eligibility for participation in this Plan. All good-faith determinations by the Administrator are conclusive and binding on all persons for the plan year in question, and there is no right of appeal.

(b) An Eligible Employee who has been offered and accepted employment in another position with the Company, or any of its affiliates, will become ineligible to receive the Severance Payments described herein.

ARTICLE III

BENEFITS

3.01. Severance Pay

(a) Severance Amount. The amount of a Participant’s severance pay benefits shall be determined by multiplying such Participant’s weekly Base Pay times the number of weeks of severance determined pursuant to Exhibit I, attached hereto. Severance pay benefits shall be subject to such conditions as the Administrator shall, in its sole discretion determine; provided that no award may exceed two times the applicable Participant’s annual compensation during the calendar year preceding the year of the Participant’s Separation Date. A Participant shall be entitled to benefits under this Article III to the extent that such Participant has signed and delivered to the Administrator an Agreement and Release in the form provided by and in the time and manner satisfactory to the Administrator.

(b) Form and Time of Payment. Severance pay provided under this Plan section will be paid in a single sum (less any applicable federal, state, and local income or employment taxes) within 30 days after the Participant’s proper and timely execution of an Agreement and Release.

(c) Bonus Payment.

(i) If the Participant’s Separation Date is before the date in a calendar year in which a bonus for the prior calendar year is paid, such Participant shall be entitled to a bonus for such prior calendar year, payable at the Participant’s target bonus level but only to the extent accrued for such year and in no event to exceed Participant’s target bonus level. The Participant will not be eligible for a bonus with respect to the calendar year that includes his Separation Date.

(ii) If the Participant’s Separation Date is after the date in a calendar year in which a bonus for the prior calendar year has been paid, such Participant shall be eligible for a bonus for the calendar year that includes his Separation Date equal to one-half of the target bonus for such year.

(iii) The payment of the bonus described in (i) above shall be payable only and to the extent of the payment of similar bonuses to active Employees for such calendar year.

3.02. Other Benefits

(a) Paid Accumulated Leave (“PAL”). A Participant is entitled to payment on account of any PAL that is accrued but has not been used as of the Participant’s Separation Date. The benefits provided under this Plan section, less applicable federal, state, and local income and employment taxes, will be paid as soon as practicable after the Participant’s Separation Date.

(b) Outplacement. To the extent authorized by the Administrator, a Participant may be entitled to reasonable outplacement assistance, as defined in Section 409A of the Internal Revenue Code, based on the Company’s three-tier management levels and in the amount determined by the Administrator.

(c) COBRA. A Participant who properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall be entitled to a partial subsidy equal to the subsidy provided to active Employees under the Company’s group health plan for the number of weeks used in Exhibit I to calculate his or her severance pay benefit or for the period he or she elects COBRA coverage, whichever is less. The COBRA subsidy is the same subsidy the Company provides directly to the COBRA vendor on behalf of an active Employee.

ARTICLE IV

AMENDMENT AND TERMINATION

4.01. Amendment

By action of the Compensation Committee, the Company may modify, alter, or amend the Plan, in whole or in part. An amendment may be made retroactively if it is necessary to make this Plan conform to applicable law.

4.02. Termination

(a) By action of the Compensation Committee, the Company may terminate the Plan at any time or for any reason.

(b) If the Company no longer exists (by merger, consolidation, reorganization of the Company, or otherwise), the Plan terminates unless a successor to the Company continues it.

ARTICLE V

ADMINISTRATION

5.01. Named Fiduciaries, Allocation of Responsibility

(a) The Company and the Administrator are Named Fiduciaries. Each is severally liable for its responsibilities.

(b) The Administrator has only the responsibilities described in this Plan and those delegated by the Company.

(c) All responsibilities not specifically delegated to another Named Fiduciary remain with the Company, including designating all Named Fiduciaries not named in this Plan. The Company’s responsibilities include drafting and designing the Plan and the amendments to it; funding according to the Plan’s terms; and designating all additional Fiduciaries not named in this Plan. The Company has the power to delegate fiduciary responsibilities that the Plan does not specifically delegate. A delegation may be made to any legal person. Each person to whom fiduciary responsibility is delegated serves at the Company’s pleasure and for the compensation that the Company and that person determine in advance, except as prohibited by law. A person to whom responsibility is delegated may resign after thirty (30) days’ notice to the Company. The Company may make additional delegations, including delegations occasioned by resignation, death, or other cause, and including delegations to successor Administrators.

(d) This Plan allocates to each Named Fiduciary the individual responsibilities assigned. Named Fiduciaries do not share responsibilities unless the Plan so provides.

(e) Whenever the Plan requires one Named Fiduciary to follow the directions of another Named Fiduciary, the two have not been assigned to share the responsibility. The Named Fiduciary giving directions bears the sole responsibility for those directions, and the responsibility of the Named Fiduciary receiving those directions is to follow directions as long as on their face the directions are not improper under applicable law.

5.02. Administrator Powers and Duties

The Administrator must administer the Plan by its terms and has all powers necessary to do so. The Administrator is agent for service of legal process unless it designates another person to be agent for service of legal process. The Administrator must interpret the Plan. The Administrator’s duties include, but are not limited to determining the answers to all questions relating to the Employees’ eligibility to become Participants.

A determination that the Administrator makes in good faith is conclusive and binding on all persons. The Administrator’s decisions, however, may not take away any rights that the Plan specifically gives to a Participant. If an individual who is the Administrator is also a Participant, he must abstain from any action that directly affects him as a Participant in a manner different from other similarly situated Participants. The Plan, however, does not prevent an individual who is the Administrator who is also a Participant or a beneficiary from receiving any benefit to which he may be entitled, if the benefit is computed and paid on a basis that is consistently applied to all other Participants and beneficiaries.

The Administrator may employ and compensate from the Company’s assets according to Plan section 5.04 such accountants, counsel, specialists, and other advisory and clerical persons as it deems necessary or desirable in connection with the Plan’s administration. The Administrator is entitled to rely conclusively on any opinions from its accountant or counsel. Except to the extent prohibited by law, the Administrator is fully protected by the Company and the Employees and the Participants whenever it takes action based in good faith on advice from its advisors.

5.03. Records and Reports

The Company must supply information to the Administrator sufficient to enable the Administrator to fulfill its duties. The Administrator must keep all books of account, records, and other data necessary for proper administration of the Plan. The Administrator may appoint any person as agent to keep records.

5.04. Payment of Expenses

Until the Company determines otherwise, the Administrator serves without compensation. The Company must pay the Administrator’s expenses, including any expenses incident to the functioning of the Administrator, fees of accountants, legal counsel, and other similar specialists, and other costs of administering the Plan.

5.05. Limitation of Liability

If permissible by law, the Administrator serves without bond. If the law requires bond, the Administrator must secure the minimum bond required and obtain necessary payments according to Plan section 5.04. Unless the Plan provides otherwise, the Administrator is not liable for another Fiduciary’s act or omission. To the extent allowed by law and except as otherwise provided in the Plan, the Administrator is not liable for any action or omission that is not the result of the Administrator’s own negligence or bad faith.

As permitted by law and as limited by any agreement in writing between the Company and the Administrator, the Company must indemnify and save the Administrator harmless against expenses, claims, and liabilities arising out of being the Administrator, except expenses, claims, and liabilities arising out of the Administrator’s or member’s own negligence or bad faith. The Company may obtain insurance against acts or omissions of the Administrator. If the Company fails to obtain that insurance, the Administrator may obtain insurance and must be reimbursed according to Plan section 5.04 and as permitted by law. At its own expense, the Company may employ its own counsel to defend or maintain, either in its own name or in the name of the Administrator, any suit or litigation arising under the Plan concerning the Administrator.

5.06. Claims

(a) Initial Benefit Payment. It is not necessary to file a claim in order to receive Plan benefits.

(b) Written Claims Required for Review. Subject to the Plan’s review procedures, a request for a review of claims for benefits under this Plan generally must be made in written or electronic form to the Administrator or to any person the Administrator designates to receive claims. If the Administrator makes claim forms available, those forms must be used; otherwise, a claim by a Participant communicated in writing to the Administrator or its designated reviewer is satisfactory.

(1) Plan’s terms and conditions. On any claim for Plan benefits, a Participant may be required to acknowledge the existence of and the terms and conditions in the Plan. He may also be required to acknowledge that a copy of the Plan has been made available to him. The Administrator may require a Participant to agree to abide by the terms and conditions of this Plan.

(2) Time limit for filing claims. Each Participant shall submit claims for Plan benefits to the Administrator within 90 days after the end of the Plan Year. Any claims for a Plan Year that are submitted after these deadlines will not be paid.

(3) Plan’s response to initial claim for benefits. In general, on receipt of a claim, the Administrator must respond in writing (or electronically, if applicable) within 90 days. If applicable, the first written notice to the claimant must indicate any special circumstances requiring an extension of time for the decision. A notice of an extension of time must indicate the date by which the Administrator expects to give a decision. An extension of time for processing may not exceed 90 days after the end of the initial 90-day period.

(4) Content of notice of denied claims. In general, if a claim is wholly or partially denied, the Administrator shall give written notice within the time provided in subsection (3) above. An adverse notice shall specify

(A) the specific reason for the denial,

(B) reference to the specific provisions of the Plan on which the denial is based;

(C) a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why that material or information is necessary; and

(D) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under ERISA section 502(a) following an Adverse Benefit Determination on review.

(c) General Procedures for Appeal of Adverse Benefit Determination. In general, a Participant shall have 60 days following receipt of a notification of an Adverse Benefit Determination within which to appeal the determination. Participants shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. Participants shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits. Review of an Adverse Benefit Determination shall take into account all comments, documents, records, and other information submitted by the Participant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

(d) Timing of Benefit Determination on Review. In general, the Administrator shall notify a Participant of the Plan’s benefit determination on review within 60 days after receipt of the Participant’s request for review, unless the Administrator determines that special circumstances (such as the need to hold a hearing, if provided for by the Plan) require an extension of time for processing the claim. If the Administrator determines that an extension of time for processing the claim is required, written notice of the extension shall be furnished to the Participant prior to the termination of the initial 60-day period. In no event shall the extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

(e) Manner and Content of Benefit Determination on Review. The Administrator shall provide the Participant with written or electronic notification of a Plan’s benefit determination on review. In the case of an Adverse Benefit Determination, the notification shall set forth:

(1) the specific reason or reasons for the adverse determination;

(2) a reference to the specific Plan provision on which the benefit determination is based;

(3) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits; and

(4) a statement describing any voluntary appeal procedure offered by the Plan and the Participant’s right to obtain the information about the procedures, and a statement of the Participant’s right to bring an action under ERISA section 502(a).

(f) Determination Final. Except for a written request for a review of an Adverse Benefit Determination, all good-faith determinations by the Administrator or other designated reviewer are conclusive and binding on all persons, and there is no right of appeal. Any electronic notification shall comply with the standards of ERISA section 2520.104b-1(c)(1)(i).

5.07. Fiduciary Discretion

In discharging the duties assigned to it under the Plan, each Fiduciary has the discretion to interpret the Plan; adopt, amend and rescind rules and regulations pertaining to its duties under the Plan; and to make all other determinations necessary or advisable for the discharge of its duties under the Plan. Each Fiduciary’s discretionary authority is absolute and exclusive if exercised in a uniform and nondiscriminatory manner with respect to similarly situated individuals. The express grant in the Plan of any specific power to a Fiduciary with respect to any duty assigned to it under the Plan must not be construed as limiting any power or authority of the Fiduciary to discharge its duties. A Fiduciary’s decision is final and conclusive unless it is established that the Fiduciary’s decision constituted an abuse of its discretion. Benefits under the Plan will be paid only if the Administrator or its delegate decides in its discretion that the applicant is entitled to them.

ARTICLE VI

GENERAL PROVISIONS

6.01. Construction

One gender includes the other, and the singular and plural include each other when the meaning would be appropriate. The Plan’s headings and subheadings have been inserted for convenience of reference only and must be ignored in any construction of the provisions. If a provision of this Plan is illegal or invalid, that illegality or invalidity does not affect other provisions. Any term with an initial capital not expected by capitalization rules is a defined term according to Plan article I. This Plan must be construed according to the applicable provisions of the Code and Treasury Regulations in a manner that assures that the Plan provides the benefits and tax consequences intended for Participants. Any terms defined in the Code or Treasury Regulations in a manner that assures that the Plan provides the benefits and tax consequences intended for Participants. Any terms defined in the Code or Treasury Regulations that are not defined terms according to Plan article I are incorporated in this Plan by reference.

6.02. Governing Law

This Plan is construed, enforced, and administered in accordance with the laws of the Commonwealth of Virginia (other than its choice of law rules), except to the extent that those laws are superseded by the laws of the United States of America.

6.03. Plan Creates No Separate Rights

The creation, continuance, or change of the Plan or any payment does not give any person a non-statutory legal or equitable right against the Company; or any of the Company’s officers, agents, or other persons employed by the Company. The Plan does not modify the terms of a Participant’s employment.

6.04. Mistake-of-Fact Contributions

If the Company makes any benefit contribution because of a mistake of fact, the portion of the benefit contribution due to the mistake of fact must be returned to the contributor, as authorized by regulations under ERISA section 403.

6.05. Non-Alienation of Benefits

Except as permitted by law and this section, no assignment of any rights or benefits arising under the Plan is permitted or recognized. No rights or benefits are subject to attachment or other legal or equitable process or subject to the jurisdiction of any bankruptcy court. If any Participant is adjudicated bankrupt or attempts to assign any benefits, then in the Company’s discretion, those benefits cease. If that happens, the Administrator may apply those benefits for that Participant or his dependents as the Administrator sees fit. The Company is not liable for or subject to the debts, contracts, liabilities, or torts of any person entitled to benefits under this Plan.

6.06. Action by Company

Any action of the Company under this Plan may be by resolution of its Board, by the Compensation Committee or by any officer or other person with authorization from that Board or Compensation Committee.

EXHIBIT I

SEVERANCE PAYMENTS
As of July 30, 2008

Employee Title/Pay Grade
	Associate	Manager and Above	VP and Above	EVPs and Regional
	(below Grade 21)	(including	(including Plan	CEOs
		Associates in Grade 21 and up)	CEOs and COOs)	—

Minimum Severance	2 weeks	6 weeks	16 weeks	52 weeks

Additional Severance	Additional week per Year of Service	Additional two weeks per Year of Service	Additional two weeks per Year of Service	None

Maximum Severance	26 weeks	26 weeks	39 weeks	52 weeks

Long Term Incentive Plan (“LTIP”)	N/A	N/A	N/A for VPs. SVP’s and above will receive the LTIP installments under any existing LTIP plans for which the Compensation Committee has approved funding as of the date of termination.